Form 10-K, Exhibit 13
period 1995-09-30
ROCKWELL INTERNATIONAL CORP
filed 1995-12-21
CIK 84636

                                                              EXHIBIT 13

REPORT OF MANAGEMENT
AND INDEPENDENT ACCOUNTANTS

Management's Responsibility
For Financial Reporting

The consolidated financial statements of Rockwell International Corporation have been prepared by management which is responsible for their integrity and objectivity. These statements have been prepared in conformity with generally accepted accounting principles and, where appropriate, reflect estimates based on judgments of management.

The company's system of internal controls is designed to provide reasonable assurance that company assets are safeguarded from loss or unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and properly recorded to permit the preparation of financial statements in accordance with generally accepted accounting principles. This system is augmented by careful selection and training of qualified personnel, proper division of responsibilities, the dissemination of written policies and procedures, and an internal audit program to monitor its effectiveness.

The financial statements have been audited by Deloitte & Touche LLP, independent certified public accountants, whose report appears on this page.

The board of directors, through its audit committee consisting of six outside directors, oversees management's financial reporting responsibilities and programs for ethical business conduct. As part of these responsibilities, the audit committee meets regularly with representatives of management, the independent accountants, and the company's general auditor. The independent accountants and the company's general auditor have full and free access to the audit committee and meet with the committee both with and without the presence of management.


/s/ Donald R. Beall
   --------------------------
    Donald R. Beall
    Chairman of the Board and
    Chief Executive Officer


/s/ W. Michael Barnes
   --------------------------
    W. Michael Barnes
    Senior Vice President
    Finance & Planning and
    Chief Financial Officer


Report of Independent Certified
Public Accountants

TO THE DIRECTORS AND SHAREOWNERS
OF ROCKWELL INTERNATIONAL CORPORATION:

We have audited the accompanying consolidated balance sheet of Rockwell International Corporation and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of income, shareowners' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rockwell International Corporation and subsidiaries at September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
    ------------------------
    Deloitte & Touche LLP
    Pittsburgh, Pennsylvania
    October 31, 1995

STATEMENT OF                                  ROCKWELL INTERNATIONAL CORPORATION
CONSOLIDATED INCOME
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



YEARS ENDED SEPTEMBER 30                                           1995        1994       1993
==============================================================================================
Revenues            Sales                                       $12,981     $11,123    $10,840
                    Other income                                    118          82         81
                    --------------------------------------------------------------------------
                    Total revenues                               13,099      11,205     10,921
----------------------------------------------------------------------------------------------
COSTS AND           Cost of sales                                 9,997       8,675      8,539
EXPENSES            Selling, general, and administrative          1,706       1,412      1,374
                    Interest                                        170          97        104
                    --------------------------------------------------------------------------
                    Total costs and expenses                     11,873      10,184     10,017
----------------------------------------------------------------------------------------------
                    Income before income taxes                    1,226       1,021        904
                    Provision for income taxes                      484         387        342
----------------------------------------------------------------------------------------------
NET INCOME                                                      $   742     $   634    $   562
==============================================================================================
EARNINGS PER        Primary                                     $  3.42     $  2.87    $  2.55
COMMON SHARE        Fully diluted                               $  3.36     $  2.82    $  2.51
==============================================================================================
AVERAGE COMMON      Primary                                       217.2       220.5      219.8
SHARES OUTSTANDING  Fully diluted                                 221.1       224.5      224.3
==============================================================================================

SEE NOTES TO FINANCIAL STATEMENTS.

CONSOLIDATED BALANCE SHEET                   ROCKWELL INTERNATIONAL CORPORATION
(IN MILLIONS)


SEPTEMBER 30                                                                                       1995        1994
===================================================================================================================
ASSETS           CURRENT ASSETS
                 Cash (includes time deposits and certificates of deposit:
                       1995, $451 million; 1994, $487 million)                                  $   665      $  628
                 Receivables                                                                      2,510       2,267
                 Inventories                                                                      2,071       1,533
                 Other current assets                                                               559         500
                 --------------------------------------------------------------------------------------------------
                 Total current assets                                                             5,805       4,928
                 --------------------------------------------------------------------------------------------------
                 PROPERTY
                 Land                                                                               159         117
                 Land and leasehold improvements                                                    158         155
                 Buildings                                                                        1,645       1,379
                 Machinery and equipment                                                          3,427       2,950
                 Office and data processing equipment                                             1,207       1,224
                 Construction in progress                                                           334         335
                 --------------------------------------------------------------------------------------------------
                 Total                                                                            6,930       6,160
                 Less accumulated depreciation                                                    3,904       3,777
                 --------------------------------------------------------------------------------------------------
                 Net property                                                                     3,026       2,383
                 --------------------------------------------------------------------------------------------------
                 INTANGIBLE ASSETS                                                                2,016         777
                 --------------------------------------------------------------------------------------------------
                 OTHER ASSETS                                                                     1,658       1,773
                 --------------------------------------------------------------------------------------------------
                 TOTAL                                                                          $12,505      $9,861
                 ==================================================================================================

-------------------------------------------------------------------------------------------------------------------
LIABILITIES AND  CURRENT LIABILITIES
SHAREOWNERS'     Short-term debt                                                                $   655      $  160
EQUITY           Accounts payable - trade                                                         1,138         977
                 Accrued compensation and benefits                                                  754         669
                 Advance payments from customers                                                    400         295
                 Accrued income taxes                                                               130         137
                 Other current liabilities                                                        1,034         782
                 --------------------------------------------------------------------------------------------------
                 Total current liabilities                                                        4,111       3,020
                 --------------------------------------------------------------------------------------------------
                 LONG-TERM DEBT                                                                   1,776         831
                 --------------------------------------------------------------------------------------------------
                 ACCRUED RETIREMENT BENEFITS                                                      2,546       2,453
                 --------------------------------------------------------------------------------------------------
                 OTHER LIABILITIES                                                                  290         201
                 --------------------------------------------------------------------------------------------------
                 SHAREOWNERS' EQUITY
                 Preferred stock (liquidation value - $5.4 million)                                   1           1
                 Common Stock (shares issued - 209.5 million)                                       210         210
                 Class A Common Stock (shares issued: 1995, 32.9 million; 1994, 36.9 million)        33          37
                 Additional paid-in capital                                                         186         174
                 Retained earnings                                                                4,158       3,762
                 Currency translation and pension adjustments                                       (99)        (97)
                 Common Stock in treasury, at cost
                     (shares held: 1995, 25.4 million; 1994, 27.8 million)                         (707)       (731)
                 --------------------------------------------------------------------------------------------------
                 Total shareowners' equity                                                        3,782       3,356
                 --------------------------------------------------------------------------------------------------
                 TOTAL                                                                          $12,505      $9,861
===================================================================================================================

SEE NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF                                  ROCKWELL INTERNATIONAL CORPORATION
CONSOLIDATED CASH FLOWS
(IN MILLIONS)




YEARS ENDED SEPTEMBER 30                                           1995        1994       1993
==============================================================================================
OPERATING    Net income                                          $  742       $ 634      $ 562
ACTIVITIES   Adjustments to net income to arrive at cash
               provided by operating activities:
                 Depreciation                                       470         436        432
                 Amortization of intangible assets                  101          58         59
                 Deferred income taxes                               78          44         (1)
                 Net pension income and contributions               (83)       (123)      (121)
                 Changes in assets and liabilities,
                   excluding effects of acquisitions,
                   divestitures, and foreign currency
                   adjustments:
                     Receivables                                    (74)        (29)        98
                     Inventories                                   (191)        (89)        12
                     Accounts payable - trade                        73          99         (4)
                     Accrued compensation and benefits               (8)        (43)        32
                     Advance payments from customers                 78         (81)       (49)
                     Income taxes                                   (60)         68         12
                     Other assets and liabilities                    (5)        (54)      (102)
             ---------------------------------------------------------------------------------
             CASH PROVIDED BY OPERATING ACTIVITIES                1,121         920        930
----------------------------------------------------------------------------------------------
INVESTING    Property additions                                    (685)       (568)      (433)
ACTIVITIES   Acquisition of Reliance (net of cash acquired and
               $475 million proceeds from sale of its
               telecommunications business)                      (1,066)
             Other acquisitions of businesses
               (net of cash acquired)                              (121)        (20)      (118)
             Proceeds from the disposition of property
               and businesses                                        38         104         30
             ---------------------------------------------------------------------------------
             CASH USED FOR INVESTING ACTIVITIES                  (1,834)       (484)      (521)
----------------------------------------------------------------------------------------------
FINANCING    Increase (decrease) in short-term borrowings           290         (29)       (15)
ACTIVITIES   Payments of long-term debt                             (45)       (232)       (13)
             Long-term borrowings                                   827          22          2
             ---------------------------------------------------------------------------------
               Net increase (decrease) in debt                    1,072        (239)       (26)
             Purchase of treasury stock                            (137)       (155)       (65)
             Dividends                                             (235)       (225)      (211)
             Reissuance of common stock                              50          38         63
             ---------------------------------------------------------------------------------
             CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES       750        (581)      (239)
----------------------------------------------------------------------------------------------
             INCREASE (DECREASE) IN CASH                             37        (145)       170
             CASH AT BEGINNING OF YEAR                              628         773        603
             ---------------------------------------------------------------------------------
             CASH AT END OF YEAR                                 $  665       $ 628      $ 773
==============================================================================================

SEE NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF CONSOLIDATED                    ROCKWELL INTERNATIONAL CORPORATION
SHAREOWNERS' EQUITY
(IN MILLIONS)




YEARS ENDED SEPTEMBER 30                                           1995        1994       1993
==============================================================================================
PREFERRED STOCK    (No shares issued during periods)             $    1      $    1     $    1
----------------------------------------------------------------------------------------------
COMMON STOCK       (No shares issued during periods)                210         210        210
----------------------------------------------------------------------------------------------
CLASS A            Beginning balance                                 37          42         47
COMMON STOCK       Conversions into Common Stock                     (4)         (5)        (5)
                   ---------------------------------------------------------------------------
                   Ending balance                                    33          37         42
----------------------------------------------------------------------------------------------
ADDITIONAL         Beginning balance                                174         164        145
PAID-IN CAPITAL    Exercise of stock options                         12          10         19
                   ---------------------------------------------------------------------------
                   Ending balance                                   186         174        164
----------------------------------------------------------------------------------------------
RETAINED EARNINGS  Beginning balance                              3,762       3,472      3,261
                   Net income                                       742         634        562
                   Cash dividends:
                     Common (per share: 1995, $1.08;
                             1994, $1.02; 1993, $.96)
                     Preferred (per share: Series A - $4.75,
                              Series B - $1.35)                    (235)       (225)      (211)
                   Treasury stock reissuances                      (111)       (119)      (140)
                   ---------------------------------------------------------------------------
                   Ending balance                                 4,158       3,762      3,472
----------------------------------------------------------------------------------------------
CURRENCY           Beginning balance                                (97)       (197)       (17)
TRANSLATION AND    Currency translation                              (2)         20       (114)
PENSION            Pension adjustment                                            80        (66)
ADJUSTMENTS        ---------------------------------------------------------------------------
                   Ending balance                                   (99)        (97)      (197)
----------------------------------------------------------------------------------------------
TREASURY STOCK     Beginning balance                               (731)       (736)      (869)
                   Purchases                                       (137)       (155)       (65)
                   Reissuances, principally Class A
                     Common Stock conversions                       161         160        198
                   ---------------------------------------------------------------------------
                   Ending balance                                  (707)       (731)      (736)
                   ---------------------------------------------------------------------------
                   TOTAL SHAREOWNERS' EQUITY                     $3,782      $3,356    $ 2,956
==============================================================================================

SEE NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS                 ROCKWELL INTERNATIONAL CORPORATION


1. Financial Statement Presentation

Significant accounting policies are set forth in capital letters as an integral part of the notes to financial statements to which the policies relate. Certain prior year amounts have been reclassified to conform with current year presentation.

2. Acquisition of Businesses

In January 1995, the company completed its acquisition of Reliance Electric Company (Reliance), a major manufacturer of industrial products and telecommunications equipment for $1,586 million. The purchase price was financed through $311 million of short-term borrowings, $800 million of long-term debt, and the $475 million of proceeds from the August 1995 sale of Reliance's telecommunications business. The company's results of operations do not include the results of Reliance's telecommunications business or the interest expense related to the short-term borrowings that were repaid with the sale proceeds.

  The acquisition of Reliance was accounted for as a purchase as of December 31, 1994 and the results of operations of Reliance have been included since that date. The purchase price exceeded the fair value of net assets acquired by $880 million, which is recognized as goodwill and is being amortized over 40 years.

  The following unaudited pro forma information has been prepared assuming Reliance had been acquired and its telecommunications business had been sold as of the beginning of the periods presented. The pro forma information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of those dates. In addition, the pro forma information is not intended to be a projection of future results and does not reflect synergies expected to result from the integration of Reliance and the company's Automation business.

PRO FORMA INFORMATION (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE)

YEARS ENDED SEPTEMBER 30                     1995        1994
=============================================================
Sales and other income                    $13,428     $12,443
-------------------------------------------------------------
Net income                                    742         600
-------------------------------------------------------------
Earnings per common share:
  Primary                                    3.42        2.72
  Fully diluted                              3.36        2.67
=============================================================

  The company also acquired several other businesses at a net cost of $121 million. The results of operations of these businesses were not material in relation to the company's consolidated results of operations.

3. Receivables

Receivables are summarized as follows (in millions):


SEPTEMBER 30                                 1995        1994
=============================================================
Accounts and notes receivable:
  Commercial, less allowance for
    doubtful accounts (1995, $83;
    1994, $68)                             $1,673      $1,364
  United States Government                    142         128
Unbilled costs and accrued profits,
  less related progress payments
  (1995, $235; 1994, $387)                    695         775
-------------------------------------------------------------
Receivables                                $2,510      $2,267
=============================================================

  Unbilled costs and accrued profits consist principally of revenues recognized on United States Government contracts under the percentage-of-completion (cost-to-cost) method of accounting (see Note 14). Unbilled costs and accrued profits, less related progress payments, are billed in accordance with applicable contract terms. Unbilled costs and accrued profits include $205 million relating to claims subject to negotiation or settlement with customers. These claims include amounts which are not expected to be received within one year.

4. Inventories

Inventories are summarized as follows (in millions):

SEPTEMBER 30                                 1995        1994
=============================================================
Finished goods                             $  520      $  355
Long-term contracts in process                289         300
Work in process                               880         620
Raw materials, parts, and supplies            553         473
-------------------------------------------------------------
Total                                       2,242       1,748
Less allowance to adjust the carrying
    value of certain inventories (1995,
    $917; 1994, $557) to a LIFO basis          76          68
-------------------------------------------------------------
Remainder                                   2,166       1,680
Less related progress payments                 95         147
-------------------------------------------------------------
Inventories                                $2,071      $1,533
=============================================================

  INVENTORIES ARE STATED AT THE LOWER OF COST (USING LIFO, FIFO, OR AVERAGE METHODS) OR MARKET (DETERMINED ON THE BASIS OF ESTIMATED REALIZABLE VALUES), LESS RELATED PROGRESS PAYMENTS RECEIVED. Pursuant to contract provisions the United States Government has title to, or a security interest in, certain inventories as a result of progress payments.

  Long-term contracts in process consist of inventoried costs principally relating to fixed-price-type contracts with the United States Government. SUCH INVENTORIED COSTS INCLUDE DIRECT COSTS OF MANUFACTURING, ENGINEERING AND TOOLING, AND ALLOCABLE OVERHEAD COSTS INCLUDING GENERAL AND ADMINISTRATIVE EXPENSES ALLOWABLE IN ACCORDANCE WITH UNITED STATES GOVERNMENT CONTRACT COST PRINCIPLES. IN ACCORDANCE WITH INDUSTRY PRACTICE, SUCH INVENTORIED COSTS INCLUDE AMOUNTS WHICH ARE NOT EXPECTED TO BE REALIZED WITHIN ONE YEAR.

  General and administrative expenses related to United States Government contracts incurred and charged to inventoried costs were $471 million, $479 million, and $520 million in 1995, 1994, and 1993, respectively. General and administrative expenses remaining in inventoried costs before consideration of progress payments were estimated at $72 million and $76 million at September 30, 1995 and 1994, respectively.

  Inventories do not include any material amounts of unamortized tooling, learning curve, and other deferred costs, or claims or other similar items subject to uncertainty concerning their realization.

5. Property and Depreciation

PROPERTY IS STATED AT COST. DEPRECIATION OF PROPERTY IS PROVIDED BASED ON ESTIMATED USEFUL LIVES GENERALLY USING ACCELERATED AND STRAIGHT-LINE METHODS. SIGNIFICANT RENEWALS AND BETTERMENTS ARE CAPITALIZED AND REPLACED UNITS ARE WRITTEN OFF. MAINTENANCE AND REPAIRS, AS WELL AS RENEWALS OF MINOR AMOUNT, ARE CHARGED TO EXPENSE. Maintenance and repairs were $244 million in 1995, $229 million in 1994, and $219 million in 1993.

6. Intangible Assets

Intangible assets are summarized as follows (in millions):

SEPTEMBER 30                                            1995            1994
============================================================================
Goodwill, less accumulated amortization
  (1995, $223; 1994, $174)                             $1,476           $589
Trademarks, patents, product technology,
  and other intangibles, less accumulated
  amortization (1995, $372; 1994, $349)                   540            188
----------------------------------------------------------------------------
Intangible assets                                      $2,016           $777
============================================================================

  GOODWILL REPRESENTS THE EXCESS OF THE COST OF PURCHASED BUSINESSES OVER THE FAIR VALUE OF THEIR NET ASSETS AT DATE OF ACQUISITION AND GENERALLY IS BEING AMORTIZED BY THE STRAIGHT-LINE METHOD OVER PERIODS RANGING FROM 10 TO 40 YEARS.

  TRADEMARKS, PATENTS, PRODUCT TECHNOLOGY, AND OTHER INTANGIBLES ARE BEING AMORTIZED ON A STRAIGHT-LINE BASIS OVER THEIR ESTIMATED USEFUL LIVES, GENERALLY RANGING FROM 5 TO 40 YEARS.

  The increases in goodwill and trademarks, patents, product technology, and other intangibles are primarily due to the acquisition of Reliance.

  Management has reviewed the realizability of goodwill and other intangible assets based on an evaluation of remaining useful lives, cash flows, and profitability projections and has determined that there is no impairment at September 30, 1995.

7. Other Assets

Other assets are summarized as follows (in millions):

SEPTEMBER 30                                             1995           1994
============================================================================
Prepaid pension costs (see Note 18)                    $1,325         $1,215
Net deferred income taxes (see Note 19)                    13            300
Customer finance receivables                              188            137
Investments and other assets                              132            121
----------------------------------------------------------------------------
Other assets                                           $1,658         $1,773
============================================================================

  The reduction in net deferred income taxes results principally from the deferred tax liabilities recorded in connection with the fair value adjustments of Reliance.

  Customer finance receivables are collateralized installment notes held by the company's finance subsidiary.

8. Short-term Debt

Short-term debt consisted of the following (in millions):

SEPTEMBER 30                                            1995            1994
============================================================================
Commercial paper                                       $535             $ 40
Short-term bank borrowings,
  principally foreign                                   101              105
Current portion of long-term debt                        19               15
----------------------------------------------------------------------------
Short-term debt                                        $655             $160
============================================================================

  Weighted average interest rates on short-term borrowings:

                                                       1995             1994
============================================================================
Commercial paper                                        5.8%            4.9%
Other short-term debt (principally foreign)             4.7%            4.9%
============================================================================

  The increase in short-term commercial paper borrowings is primarily due to the Reliance acquisition. At September 30, 1995, the company had $2.5 billion of unsecured credit facilities with various banks to support commercial paper borrowings. There were no significant commitment fees or compensating balance requirements under these facilities. The company reduced the credit facilities by $1.0 billion in November 1995.

  Short-term credit facilities available to foreign subsidiaries amounted to $521 million at September 30, 1995 and consisted of arrangements for which there are no significant commitment fees.

NOTES TO FINANCIAL STATEMENTS

9. Other Current Liabilities

Other current liabilities are summarized as follows
(in millions):

SEPTEMBER 30                                            1995            1994
============================================================================
Accounts payable - other                               $  312           $227
Accrued product warranties                                237            217
Accrued taxes other than income taxes                      85             82
Other                                                     400            256
----------------------------------------------------------------------------
Other current liabilities                              $1,034           $782
============================================================================

10. Long-term Debt

Long-term debt consisted of the following (in millions):

SEPTEMBER 30                                            1995            1994
============================================================================
7 5/8% notes, payable in 1998                          $  300
8 7/8% notes, payable in 1999                             300           $300
8 3/8% notes, payable in 2001                             200            200
6 3/4% notes, payable in 2002                             300            300
6.8% notes, payable in 2003                               138
7 7/8% notes, payable in 2005                             200
6 5/8% notes, payable in 2005                             300
Other obligations, principally foreign                     57             46
----------------------------------------------------------------------------
Total                                                   1,795            846
Less current portion                                       19             15
----------------------------------------------------------------------------
Long-term debt                                         $1,776           $831
============================================================================

  In 1995, the company issued the 7 5/8% notes, the 7 7/8% notes, and the 6 5/8% notes in connection with the Reliance acquisition. The 6.8% notes represent long-term debt of Reliance existing at the date of acquisition.

  Interest payments on short- and long-term borrowings were $154 million in 1995, $98 million in 1994, and $110 million in 1993. At September 30, 1995 aggregate maturities of long-term debt during the five years ending
September 30, 2000 were as follows (in millions): 1996, $19; 1997, $18; 1998,
$305; 1999, $305; and 2000, $3.

11. Financial Instruments

The company's financial instruments include cash, notes receivable, short- and long-term debt, and foreign currency forward exchange contracts. At September 30, 1995, the carrying values of the company's financial instruments approximated their fair values based on current market prices and rates.

  It is the policy of the company not to enter into derivative financial instruments for speculative purposes. The company does enter into foreign currency forward exchange contracts to protect itself from adverse currency rate fluctuations on foreign currency commitments entered into in the ordinary course of business. These commitments are generally for terms of less than one year. The foreign currency forward exchange contracts are executed with creditworthy banks and are denominated in currencies of major industrial countries. The notional amount of outstanding foreign currency forward exchange contracts aggregated $681 million and $415 million at September 30, 1995 and 1994, respectively. The company does not anticipate any material adverse effect on its results of operations or financial position relating to these foreign currency forward exchange contracts.

12. Capital Stock

The authorized stock of the company consists of 600 million shares of Common Stock and 200 million shares of Class A Common Stock, each with a $1 par value, and 12 million shares of preferred stock without par value. The Class A Common Stock is substantially identical to the Common Stock except that each share of Class A Common Stock entitles the holder to ten votes on all matters on which holders of Common Stock are entitled to vote, is not transferable except in certain limited circumstances, and is convertible at any time into Common Stock on a share-for-share basis. At September 30, 1995, 28 million shares of common stock were reserved for various employee incentive plans and conversions of preferred stock.

  The Series A and B preferred stocks are stated in the accompanying financial statements at the aggregate par value of the number of shares of common stock into which such preferred stocks are convertible. Each share of Series A Preferred Stock is convertible (subject to adjustment under certain conditions) into 9.8985 shares each of Common Stock and Class A Common Stock. Each share of Series B Preferred Stock is convertible (subject to adjustment under certain conditions) into 3.6 shares each of Common Stock and Class A Common Stock. The company may redeem Series A and Series B preferred stocks at $100 and $36 per share, respectively. The aggregate liquidation value of all shares of preferred stock that may be issued in series from time to time cannot at any time exceed $650 million.

Changes in outstanding common shares are summarized as follows (in millions):

                                1995     1994      1993
=======================================================
Beginning balance              218.6    221.0     220.3
Treasury stock purchases        (3.5)    (4.1)     (2.3)
Other, principally stock
  option exercises               1.9      1.7       3.0
-------------------------------------------------------
Ending balance                 217.0    218.6     221.0
=======================================================

Outstanding common stock at September 30, 1995 consisted of 184.1 million shares of Common Stock and 32.9 million shares of Class A Common Stock. There were also outstanding at September 30, 1995, 25,347 shares of Series A Preferred Stock and 79,716 shares of Series B Preferred Stock.

13. Employee Stock Options

Options to purchase common stock of the company have been granted under various incentive plans to officers and other key employees at prices equal to or above the fair market value of such stock on the dates the options were granted. The plans provide that the option price for certain options granted under the plans may be paid in cash, the company's common stock, or a combination thereof. The options have vesting periods which range from 1 to 3 years.

Information relative to employee stock options is as follows (in thousands):

                                1995     1994      1993
=======================================================
Number of shares
  under option:
    Outstanding at
      beginning of year       10,336    9,676     9,659
    Granted                    1,776    2,157     2,781
    Exercised                 (1,713)  (1,401)   (2,647)
    Expired                      (36)     (96)     (117)
-------------------------------------------------------
    Outstanding at end
      of year                 10,363   10,336     9,676
=======================================================
    Exercisable at end
      of year                  8,601    8,222     6,915
=======================================================

The ranges of exercise prices per share for options outstanding are as follows:

SEPTEMBER 30                    1995     1994      1993
=======================================================
High                          $46.75   $41.88    $31.50
Low                           $16.75   $16.75    $13.13
=======================================================

Options outstanding and exercisable at September 30, 1995 included 356,981 related to Class A Common shares. Shares available for future grant or payment under various incentive plans were 16.3 million at September 30, 1995. Outstanding options expire at various dates from December 4, 1995 to July 10, 2005. None of the incentive plans presently permit options to be granted after September 30, 2005.

14. Contract Sales

SALES UNDER FIXED-PRICE CONTRACTS ARE GENERALLY RECORDED UPON DELIVERY. SALES UNDER ALL COST-TYPE AND CERTAIN FIXED-PRICE-TYPE CONTRACTS REQUIRING PERFORMANCE OVER SEVERAL PERIODS ARE ACCOUNTED FOR UNDER THE
PERCENTAGE-OF-COMPLETION (COST-TO-COST) METHOD OF ACCOUNTING.

EXPECTED PROFITS OR LOSSES ON CONTRACTS ARE BASED ON THE COMPANY'S ESTIMATES OF TOTAL SALES VALUES AND COSTS AT COMPLETION. THESE ESTIMATES ARE REVIEWED AND REVISED PERIODICALLY THROUGHOUT THE LIVES OF THE CONTRACTS, AND ADJUSTMENTS RESULTING FROM SUCH REVISIONS ARE RECORDED IN THE PERIODS IN WHICH THE REVISIONS ARE MADE. IN CERTAIN CASES THE ESTIMATED SALES VALUES INCLUDE AMOUNTS EXPECTED TO BE REALIZED FROM CONTRACT ADJUSTMENTS OR CLAIMS SUBJECT TO NEGOTIATIONS OR LEGAL PROCEEDINGS. LOSSES ON CONTRACTS ARE RECORDED IN FULL AS THEY ARE IDENTIFIED.

Sales under United States Government contracts accounted for 28 percent of total sales in 1995, 35 percent in 1994, and 39 percent in 1993. United States Government sales by contract type were as follows:

                                1995     1994      1993
=======================================================
Cost                             71%      68%       65%
Firm-fixed-price                 25       25        27
Fixed-price-incentive             4        7         8
-------------------------------------------------------
Total                           100%     100%      100%
=======================================================

The major portion of work performed for the United States Government is under contracts that contain cost or performance incentives or both. These incentives provide for increases in fees or profits for surpassing stated targets or other criteria, or for decreases in fees or profits for failure to achieve such targets or other criteria. PERFORMANCE INCENTIVES, FOR WHICH A REASONABLE PREDICTION OF ACCOMPLISHMENT CANNOT BE MADE IN ADVANCE, ARE INCLUDED IN SALES AT THE TIME THERE IS SUFFICIENT INFORMATION TO RELATE ACTUAL PERFORMANCE TO TARGETS OR OTHER CRITERIA.

NOTES TO FINANCIAL STATEMENTS

15. Rental and Lease Information

The company leases certain facilities and equipment under operating leases, many of which contain renewal options and escalation clauses. Total rental expense on operating leases (net of immaterial income from sublease rentals) was $138 million, $120 million, and $118 million in 1995, 1994, and 1993, respectively. Contingent rentals under operating leases were not significant.

Minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year aggregated $330 million as of September 30, 1995 and are payable as follows (in millions): 1996, $74; 1997, $58; 1998, $46;
1999, $37; 2000, $31; and after 2000,$84.

16. Research and Development Costs

The company performs research and development under both company-initiated programs and contracts with others, primarily the United States Government. Company-initiated programs include research and development for commercial products and independent research and development and bid and proposal work related to government products or services. A large portion of the cost incurred for independent research and development and bid and proposal work is recoverable through overhead cost allowances on government contracts. Research and development costs are comprised of the following (in millions):

                                1995     1994      1993
=======================================================
Company-initiated             $  649   $  595    $  587
Government-funded              1,059    1,010     1,014
-------------------------------------------------------
Total research and
  development costs           $1,708   $1,605    $1,601
=======================================================

17. Retirement Medical Plans

The company has retirement medical plans which cover most of its United States employees and provide for the payment of medical costs of eligible employees and dependents upon retirement.

The components of retirement medical expense are as follows (in millions):

                                1995     1994      1993
=======================================================
Service cost - benefits
  attributed to service
  during the period             $ 15     $ 18      $ 20
Interest accrued on
  accumulated retirement
  medical obligation             170      160       187
Amortization of plan
  amendments and net
  actuarial gains                (57)     (56)      (29)
-------------------------------------------------------
Retirement medical expense      $128     $122      $178
=======================================================

The company's retirement medical obligation consisted of the following (in millions):

SEPTEMBER 30                             1995     1994
======================================================
Accumulated retirement medical
  obligation:
    Retirees                           $1,833   $1,656
    Employees eligible to retire          184      151
    Employees not eligible to retire      277      243
------------------------------------------------------
Total                                   2,294    2,050
Unamortized amounts:
  Plan amendments                         311      359
  Net actuarial (losses) gains:
    Discount rate                        (284)    (137)
    Health care trend rates               456      435
    Demographics                         (228)    (200)
------------------------------------------------------
Recorded liability                     $2,549   $2,507
------------------------------------------------------
Assumptions used
  (June 30 measurement date):
    Discount rate                        7.5%    8.25%
    Health care cost trend rates         8.5%*    8.5%*
======================================================

* Decreasing to 5.5% after 2015.

The unamortized amounts for plan amendments will be recognized over the next 3 to 12 years and, accordingly, reduce retirement medical expense. Net actuarial losses and gains will be considered in the determination of retirement medical expense in the future.

Changing the health care cost trend rates by one percentage point would change the accumulated retirement medical obligation at September 30, 1995 by approximately $175 million and would change retirement medical expense by approximately $15 million.

18. Retirement Pension Plans

The company has pension plans which cover most of its employees and provide for monthly pension payments to eligible employees upon retirement. Pension benefits for salaried employees generally are based on years of credited service and average earnings. Pension benefits for hourly employees generally are based on specified benefit amounts and years of service.

Net pension income consisted of the following (in millions):

                                1995     1994      1993
=======================================================
Service cost-benefits
  earned during the year       $(124)   $(128)    $(112)
Interest accrued on pro-
  jected benefit obligation     (597)    (557)     (553)
Assumed return on
  plan assets                    704      669       638
Initial net asset
  amortization                   137      137       137
Prior service cost
  amortization                   (32)     (25)      (35)
Net actuarial loss
  amortization                   (25)     (70)      (19)
-------------------------------------------------------
Net pension income             $  63    $  26     $  56
=======================================================

Upon adoption of the current pension accounting standard in 1987 the fair value of pension plan assets exceeded projected pension benefit liabilities by $1.7 billion. This initial net asset is being amortized as pension income over 13 years through 1999.

Pension plan assets are primarily equity securities, United States Government obligations, and other fixed income investments whose values are subject to fluctuations of the securities market. The actual return on plan assets was $1,391 million, $128 million, and $935 million in 1995, 1994, and 1993, respectively. Differences between these actual returns and the related assumed returns on plan assets are deferred and considered in the determination of net pension income or expense in future periods.

In 1994, the company merged its 33 qualified defined benefit pension plans in the United States into one pension plan. The following table reconciles the funded status of the company's overfunded pension plans to amounts included in the accompanying balance sheet (in millions):

                                          1995     1994
=======================================================
Accumulated benefit obligation,
  principally vested                    $7,474   $6,721
Effects of projected compensation
  increases                                529      460
-------------------------------------------------------
Projected benefit obligation             8,003    7,181
Fair value of plan assets                8,653    7,795
-------------------------------------------------------
Plan assets in excess of
  projected benefit obligation             650      614
Items not yet recognized in the
  balance sheet:
    Net actuarial (gains) losses:
      Asset return                        (213)     474
      Discount rate                        983      385
      Demographics                         345      304
    Prior service cost                      80       96
    Remaining initial net asset           (520)    (658)
-------------------------------------------------------
Prepaid pension costs at
  September 30 (see Note 7)             $1,325   $1,215
-------------------------------------------------------
Assumptions used (June 30
  measurement date):
    Discount rate                         7.5%    8.25%
    Compensation increase rate            4.5%     4.5%
    Long-term rate of return on
      plan assets                         9.0%     9.0%
=======================================================

Although the company has no intention of doing so, should it terminate its qualified defined benefit pension plan, the United States Government is entitled to an equitable share of any assets remaining after providing for plan obligations.

The company also sponsors certain defined contribution savings plans for eligible employees. Expense related to these plans was $86 million, $88 million, and $89 million for 1995, 1994, and 1993, respectively.

NOTES TO FINANCIAL STATEMENTS

19. Income Taxes

The components of the provision for income taxes are as follows (in millions):

                                1995     1994      1993
=======================================================
Current:
  United States                 $260     $219      $240
  Foreign                         86       76        54
  State and local                 60       48        49
-------------------------------------------------------
Total current                    406      343       343
-------------------------------------------------------
Deferred:
  United States                   54       46       (18)
  Foreign                         13       (7)       13
  State and local                 11        5         4
-------------------------------------------------------
Total deferred                    78       44        (1)
-------------------------------------------------------
Provision for income taxes      $484     $387      $342
=======================================================

Net deferred income tax benefits included in Other Current Assets in the accompanying balance sheet consist of the tax effects of temporary differences related to the following (in millions):

SEPTEMBER 30                              1995     1994
=======================================================
Accrued compensation and benefits         $155     $146
Accrued product warranties                  92       85
Other - net                                 56       58
-------------------------------------------------------
Current deferred income taxes             $303     $289
=======================================================

Net deferred income tax benefits included in long-term Other Assets in the accompanying balance sheet consist of the tax effects of temporary differences related to the following (in millions):

SEPTEMBER 30                              1995     1994
=======================================================
Accrued retirement medical costs         $ 914    $ 901
Pension costs                             (471)    (470)
Property                                  (244)    (159)
Intangible assets                         (116)      39
Loss carryforwards                          74       44
Foreign tax credit carryforwards            57       53
Other - net                                (77)     (16)
-------------------------------------------------------
Subtotal                                   137      392
-------------------------------------------------------
Valuation allowance                       (124)     (92)
-------------------------------------------------------
Long-term deferred income taxes
  (see Note 7)                           $  13    $ 300
=======================================================

Management believes it is more likely than not that current and long-term tax assets will be realized through the reduction of future taxable income. Significant factors considered by management in its determination of the probability of the realization of the deferred tax assets included: (a) the historical operating results of the company ($2.5 billion of United States income before income taxes over the past three years), (b) expectations of future earnings, and (c) the extended period of time over which the retirement medical liability will be paid. The valuation allowance represents the amount of tax benefits related to net operating loss and foreign tax credit carryforwards that has not yet been recognized. The carryforward period for net operating losses expires between 1996 and 2003, except for $30 million which do not expire. The carryforward period for foreign tax credits expires between 1996 and 2000.

The consolidated effective tax rate was different from the United States statutory rate for the reasons set forth below:

                                1995     1994      1993
=======================================================
Statutory tax rate             35.0%    35.0%     35.0%
State and local income taxes    3.7      3.4       3.9
Foreign income taxes            2.5      2.0       3.1
Non-deductible goodwill         1.4      0.5       0.6
Utilization of foreign loss
  carryforwards                (1.4)    (1.1)     (1.3)
Tax credits                    (1.3)    (1.9)     (1.9)
Deferred income tax
  rate changes                                    (1.9)
Other                          (0.4)       -       0.3
-------------------------------------------------------
Effective tax rate             39.5%    37.9%     37.8%
=======================================================

The income tax provisions were calculated based upon the following components of income before income taxes (in millions):

                                1995     1994      1993
=======================================================
United States income          $  948   $  811      $742
Foreign income                   278      210       162
-------------------------------------------------------
Total                         $1,226   $1,021      $904
=======================================================

No provision has been made for United States, state, or additional foreign income taxes related to approximately $700 million of undistributed earnings of foreign subsidiaries which have been or are intended to be permanently reinvested.

Income tax payments were $448 million in 1995, $299 million in 1994, and $340 million in 1993. The company's United States income tax returns for the years 1989 through 1991 are currently under examination. Management believes that adequate provision for income taxes has been made for all years through 1995.

20. Earnings Per Common Share

Primary earnings per share of common stock, after recognition of the Series A and B preferred stock dividend requirements, are based on the weighted average number of common shares outstanding during each year. The computation does not include a negligible dilutive effect of stock options.

Fully diluted earnings per share of common stock are based on the assumption that all preferred stocks were converted at the beginning of the year and all dilutive stock options were exercised at the beginning of the year or at date of grant, if later. The computation assumes the elimination of preferred dividends.

21. Contingent Liabilities

Various lawsuits, claims, and proceedings have been or may be instituted or asserted against the company relating to the conduct of its business, including those pertaining to product liability, environmental, safety and health, employment, and government contract matters. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims, or proceedings may be disposed of unfavorably to the company, management believes the disposition of matters which are pending or asserted will not have a material adverse effect on the company's financial statements.

22. Business Segment Information

The company's business segments are engaged in research, development, and manufacture of diversified products as follows:

ELECTRONICS:

  AUTOMATION - industrial automation equipment and systems.

  OTHER ELECTRONICS BUSINESSES - avionics products and systems and related communications technologies primarily used in commercial and military aircraft (Avionics); semiconductor-based subsystems including fax and data modems, global positioning system receiver engines, and gallium arsenide devices (Semiconductor Systems); and defense electronics systems and products for precision guidance and control, for tactical weapons, and for command, control, communications, and intelligence (Defense Electronics).

AEROSPACE - manned and unmanned space systems, rocket engines, advanced space-based surveillance systems, high-energy laser and other directed-energy programs, and space electric power (Space Systems); and military aircraft and modifications and military and commercial aircraft structural components (Aircraft).

AUTOMOTIVE - components and systems for heavy- and medium-duty trucks, buses, trailers, and heavy-duty off-highway vehicles (Heavy Vehicle Systems); and components and systems for light trucks and passenger cars (Light Vehicle Systems).

GRAPHIC SYSTEMS - high-speed printing presses and related graphic arts equipment.

Divested businesses include the sales, operating results, and gains or losses on the disposition of significant businesses and product lines. Divested businesses include the Semiconductor Systems Local Area Networking product line in 1995, the Automotive Plastics business in 1994, the Flame Safeguard Controls product line in 1992, and the Network Transmission Systems business and Steel Castings product line in 1991. Sales and operating earnings by business segment are included in the table on page 29. The following tables provide additional segment information for 1995, 1994, and 1993 (in millions).


ASSET INFORMATION BY SEGMENT

                                                        PROVISION FOR DEPRECIATION
                                 IDENTIFIABLE ASSETS         AND AMORTIZATION         CAPITAL EXPENDITURES
                              -------------------------  -------------------------  ------------------------
Business Segment                 1995     1994     1993     1995     1994     1993     1995     1994    1993
------------------------------------------------------------------------------------------------------------
Electronics:
  Automation                  $ 4,277   $1,817   $1,699     $192     $121     $116     $237     $120    $ 96
  Avionics/Semiconductor
    Systems/Defense             2,339    1,990    1,822      143      123      120      256      222     124
------------------------------------------------------------------------------------------------------------
Total Electronics               6,616    3,807    3,521      335      244      236      493      342     220
Aerospace                       2,142    2,042    1,975       79       82       85       44       66      81
Automotive                      1,473    1,372    1,236       97       93       92      119      102     100
Graphic Systems                   917      898      937       30       30       31       12       12      13
------------------------------------------------------------------------------------------------------------
Business segment totals        11,148    8,119    7,669      541      449      444      668      522     414
Corporate                       1,350    1,712    1,893       25       36       36       16       36      12
Divested businesses                 7       30      133        5        9       11        1       10       7
------------------------------------------------------------------------------------------------------------
Total                         $12,505   $9,861   $9,695     $571     $494     $491     $685     $568    $433
============================================================================================================

AUTOMATION ASSETS FOR 1995 INCLUDE $1,234 MILLION OF INTANGIBLE ASSETS AND GOODWILL RELATED TO THE ACQUISTION OF RELIANCE. AUTOMATION PROVISION FOR DEPRECIATION AND AMORTIZATION FOR 1995 INCLUDES $27 MILLION RELATED TO THE AMORTIZATION OF RELIANCE INTANGIBLE ASSETS AND GOODWILL. CORPORATE INDENTIFIABLE ASSETS INCLUDE CASH AND NET DEFERRED INCOME TAX ASSETS.

NOTES TO FINANCIAL STATEMENTS

SALES, EARNINGS AND ASSETS BY GEOGRAPHIC AREA

                                                                                           IDENTIFIABLE ASSETS
                                                                          ---------------------------------------------------
                                SALES                    EARNINGS                   SEGMENTS                  CORPORATE
                     -------------------------  ------------------------  -------------------------   -----------------------
Geographic Area         1995     1994     1993    1995     1994     1993     1995     1994     1993     1995     1994    1993
-----------------------------------------------------------------------------------------------------------------------------
United States        $10,266  $ 8,728  $ 8,620  $1,286   $1,004   $  939  $ 8,734   $6,220   $5,999   $  698   $1,078  $1,325
Canada                   593      455      369      70       84       54      245      210      175      419      380     322
Europe                 2,059    1,649    1,499     154       92       66    1,395    1,213    1,194      149      154     127
Asia-Pacific             518      455      467      22        9       24      520      294      243       73       96     103
Latin America            428      352      285      28       25       38      261      212      191       11        4      16
Eliminations            (894)    (706)    (603)
-----------------------------------------------------------------------------------------------------------------------------
Total                $12,970  $10,933  $10,637  $1,560   $1,214   $1,121  $11,155   $8,149   $7,802   $1,350   $1,712  $1,893
=============================================================================================================================

SALES AND EARNINGS EXCLUDE DIVESTED BUSINESSES. UNITED STATES SALES INCLUDE EXPORT SALES TO CUSTOMERS AND INTERNATIONAL SUBSIDIARIES OF $1,635 MILLION IN 1995, $1,280 MILLION IN 1994 AND $1,171 MILLION IN 1993.

The only customer which accounted for 10% or more of consolidated sales is the United States Government and its agencies. Such sales by business segment are as follows (in millions):

SALES TO UNITED STATES GOVERNMENT

                              1995      1994     1993
=====================================================
Aerospace                   $2,247    $2,439   $2,734
Electronics                  1,308     1,329    1,414
Other business segments         78       143      117
-----------------------------------------------------
Total                       $3,633    $3,911   $4,265
=====================================================

Included in sales to the United States Government are the following major programs (in millions):

                              1995      1994     1993
=====================================================
Space Shuttle               $1,145    $1,295   $1,380
Space Station                  325       329      372
B-1B                           230       268      269
-----------------------------------------------------
Total                       $1,700    $1,892   $2,021
=====================================================


23. Quarterly Financial Information (Unaudited)

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                           1995 FISCAL QUARTERS                             1994 FISCAL QUARTERS
                            ------------------------------------------------   -----------------------------------------------
                             FIRST     SECOND     THIRD     FOURTH      1995    First     Second     Third     Fourth     1994
------------------------------------------------------------------------------------------------------------------------------
Sales                       $2,623     $3,361    $3,452     $3,545   $12,981   $2,601     $2,762    $2,872     $2,888  $11,123
Cost of sales                2,031      2,572     2,661      2,733     9,997    2,028      2,158     2,218      2,271    8,675
Net income                     165        191       197        189       742      149        155       165        165      634
  Per share:
    Primary                    .76        .88       .90        .88      3.42      .68        .70       .74        .75     2.87
    Fully diluted              .74        .87       .88        .87      3.36      .66        .69       .73        .74     2.82
==============================================================================================================================

SELECTED FINANCIAL DATA                       ROCKWELL INTERNATIONAL CORPORATION

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                           1995         1994         1993         1992         1991
=====================================================================================================================
SUMMARY OF OPERATIONS
Sales of ongoing businesses                               $12,970      $10,933      $10,637      $10,728      $11,282
Cost of sales                                               9,997        8,675        8,539        8,810        9,189
Selling, general, and administrative expenses               1,706        1,412        1,374        1,332        1,371
Operating earnings of ongoing businesses                    1,560        1,214        1,121          945        1,144
Net income                                                    742          634          562          483*         601
Earnings per common share:
  Primary                                                    3.42         2.87         2.55         2.16*        2.57
  Fully diluted                                              3.36         2.82         2.51         2.14*        2.54
Cash dividends                                                235          225          211          206          202
  Per common share                                           1.08         1.02          .96          .92          .86
Average common shares outstanding (in millions)               217          221          220          224          234
---------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION AT SEPTEMBER 30
Current assets                                            $ 5,805      $ 4,928      $ 4,946      $ 4,839      $ 4,823
Current liabilities                                         4,111        3,020        2,946        3,112        3,322
Working capital                                             1,694        1,908        2,000        1,727        1,501
Ratio of current assets to current liabilities               1.41         1.63         1.68         1.55         1.45
Property--net                                               3,026        2,383        2,326        2,375        2,461
Total assets                                               12,505        9,861        9,695        9,731        9,376
Long-term debt                                              1,776          831        1,028        1,035          740
Ratio of total debt to shareowners' equity                    .64          .30          .40          .43          .24
Shareowners' equity                                         3,782        3,356        2,956        2,778        4,224
  Per common share                                          17.40        15.32        13.35        12.58        18.48
---------------------------------------------------------------------------------------------------------------------
OTHER STATISTICAL DATA
Backlog at September 30                                   $11,756      $10,751      $13,135      $14,564      $16,468
Payrolls and fringe benefits                                4,417        4,189        4,285        4,470        4,786
Depreciation expense                                          470          436          432          454          498
Capital expenditures                                          685          568          433          386          484
Number of employees at September 30                        82,671       71,891       77,028       78,685       87,004
=====================================================================================================================

*EXCLUDES THE ONE-TIME CHARGE RELATED TO THE CHANGE IN ACCOUNTING FOR RETIREMENT MEDICAL BENEFITS. INCLUDING THE EFFECT OF
THIS ACCOUNTING CHANGE THE COMPANY HAD A NET LOSS FOR 1992 OF $1,036 MILLION, OR $4.62 PER SHARE.
